EXHIBIT 99.1

NEWS RELEASE DATED June 15, 2012

Digerati Reports Financial Results

82% Increase in Cloud Communication Revenues;

42% Improvement in EBITDA

San Antonio, Texas - June 15, 2012 - Digerati Technologies, Inc. (OTCBB:DTGI) (OTCQB:DTGI), an established and award-winning provider of cloud communication services, today announced financial results for the three and nine months ended April 30, 2012. Digerati reported revenues of $3.6 million and gross profit of $270K through April 30, 2012 of its current fiscal year that includes one-time revenue reductions on uncollectible accounts and credits related to its legacy wholesale business taken during the first half of the year. For the three months ended April 30, 2012, the Company reported revenues of $705K and gross profit of $111K. For the three month period, the Company's cloud communication revenues and gross profit increased by 82% and 121% respectively, quarter over quarter. Adjusted for non-cash items, non-GAAP net loss was $131K for the three month period ended April 30, 2012 and $501K for the nine month period ended April 30, 2012. The Company's cash-adjusted EBITDA for its third fiscal quarter improved by 42% on a quarter-over-quarter basis and 27% on a year-over-year basis.

Highlights for the quarter and recent accomplishments attributable to the Company's strategic shift to higher-margin cloud communication services include:

•	The Company reduced its monthly SG&A costs by 48% (3rd quarter FY2012 compared to 3rd quarter FY2011) to align expenses with its repositioning around cloud and session-based communication services, segments of the industry which are experiencing significant growth and where there are new business opportunities for Digerati.

•	Digerati has secured ten value-added resellers (VARs) and over forty active business accounts on its cloud-based platform that includes Fortune 500 companies and multinational businesses. The production from its VARs and business accounts was the primary contributor to the 82% increase in cloud communication revenues for the quarter. As anticipated, the alignment with the VAR channel continues to augment the Company's current carrier-to-carrier sales distribution model.

•	The Company completed the migration to Global Convergence Solutions' (GCS) Dynamic Route & Rate Management Solution as its operational system to support its global session-based network. The enhanced back office system from GCS will create operating efficiencies which will allow Digerati to scale its business rapidly while maximizing revenues and margin.

•	Digerati migrated its network infrastructure to Core NAP, a leading provider of collocation, managed services, network, and disaster recovery solutions. The move to Core NAP completed yet another building block in Digerati's planned network enhancements that will continue improving the quality of its cloud-based communications services.

•	The Company engaged Newport Capital Consultants, Inc. to assist with its growth strategy and reaching key corporate objectives. Newport Capital Consultants, known for assisting micro-cap companies secure financing, mature, and reach key milestones such as listing on a primary stock exchange is serving as an advisor to the Company for investment banking, mergers & acquisitions and other consulting related services.

The accomplishments during the quarter resulted in the Company establishing its network and operational foundation for its cloud communication and VAR business model. Digerati will continue placing a stronger emphasis on its higher margin cloud telephony applications and session-based communication services. As expected, this transition is increasing margins and creating a more stable revenue base, thus allowing the Company to target more rapid profitability growth.

Arthur L. Smith, CEO of Digerati, stated, “The financial improvements during the quarter are encouraging and delivered on the expectations for our cloud communications business model. We have now established the foundation to scale and continue stacking the higher margin revenue going forward. Although the expense for some key infrastructure and operational systems doubled during migration, we are pleased to report that effective July 2012, those additional expenses will be eliminated. We will continue with strict expense management and seek to maximize operating efficiencies as we expand our distribution and secure additional business."

Excluding non-cash items, net loss to common stockholders for the nine months ended April 30, 2012 was $501,000 vs. a net loss to common stockholders of $246,000 for the nine month period ended April 30, 2011. During the nine months ended April 30, 2012, the Company incurred $628,000 in non-cash expenses that included non-cash stock-based compensation, expense for stock warrants, and depreciation, amortization, and interest expense.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Digerati uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which include adjustments that exclude non-cash expenses, including stock-based compensation in accordance with SFAS 123R. Digerati’s management believes this non-GAAP financial information is useful to investors’ understanding and assessment of Digerati's ongoing core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Because management uses both GAAP and non-GAAP information in evaluating and operating its business internally, the Company believes it is important to provide such information to investors.

Net income (loss) before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP.

Digerati is a three-time recipient of Deloitte and Touche's Fast 500 Award for recognition as one of the 500 fastest growing technology companies in North America. Digerati is meeting the global needs of businesses that are seeking simple, flexible, and cost-effective communication solutions. Digerati's cloud-based services include a fully hosted IP/PBX, VoIP transport, SIP trunking, data storage, and customized VoIP solutions for specialized applications. Services are delivered with unparalleled reliability and performance over Digerati's carrier-class global VoIP network, which has been built over the course of a decade. For more information visit www.digerati-inc.com.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or transmissions in foreign countries.

Contact:

Jack Eversull

The Eversull Group

(972) 571-1624

(214) 469-2361 fax

jack@theeversullgroup.com